Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183332) pertaining to the 2012 Incentive Compensation Plan of Nationstar Mortgage Holdings Inc. of our reports dated February 27, 2014, with respect to the consolidated financial statements of Nationstar Mortgage Holdings Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Nationstar Mortgage Holdings Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Dallas, Texas
February 27, 2014